Exhibit 1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated on August 18, 2018 (this “Agreement”), is made and entered into by and among Renwen Holdings Limited (the “Seller”) and Champion Shine Trading Limited (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of 2,279,760 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of China Distance Education Holdings Limited, a Cayman Islands (the “Company”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain number of Ordinary Shares upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of the Transaction Shares; Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Seller hereby sells, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, 2,279,760 Ordinary Shares (the “Transaction Shares”).

(b) The Purchaser hereby agrees to pay, or cause to be paid, to the Seller, an amount in cash per Transaction Share hereunder equal to 115% of one-fourth (1/4) of the closing price of the ADR on the last trading date immediately preceding to the closing date, in consideration of and subject to the aforesaid sale, conveyance, assignment and delivery of the Transaction Shares for the Purchaser. The aggregate purchase price for all Transaction Shares shall be calculated accordingly (the “Purchase Price”).

(c) Notwithstanding the settlement provisions in Section 6 hereof, for all purposes between the Seller and the Purchaser (including, without limitation, the determination of beneficial or record holders as of any date and the right to receive dividends, property or other distributions from the Company in respect of or in exchange for the Transaction Shares for the Purchaser or the Ordinary Shares relating thereto) the effective date of the sale, conveyance, assignment and delivery of the Transaction Shares shall be the date of this Agreement and the Seller shall promptly remit and deliver to the Purchaser any amounts or property paid or distributed to it in respect of the Transaction Shares with respect to a record date on or following the date of this Agreement (other than the Purchase Price).

Section 2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Settlement Date (as defined in Section 6 below) the following:

(a) Capacity; Due Authorization and Execution; Enforceability. The Seller has been duly formed and is validly existing as a business company limited by shares in good standing under the laws of the British Virgin Islands. The Seller has the power and capacity to enter into this Agreement and to consummate the Transaction. The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of the Seller has been duly and validly authorized and empowered to do so and has the authority to bind the Seller and to effectuate the transactions contemplated by this Agreement.

(b) No Conflict. The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Seller, (ii) violate any provision of any law, rule or regulation which is applicable to the Seller, (iii) conflict with, or result in any violation of, any provision of any Organizational Document (as defined in Section 10 below) of the Seller or (iv) violate or result in a default under any contract to which the Seller or any of the Seller’s assets or properties are bound. No consent or approval of, or filing by the Seller with, any governmental authority or other Person (as defined in Section 10 below) not a party hereto is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the Transaction by the Seller.

(c) Ownership; No Encumbrances; Transfer Restrictions. The Seller is the record and beneficial owner of the Transaction Shares, free and clear of any Encumbrances (as defined in Section 10 below), and upon the transfer of the Transaction Shares to the Purchaser, the Purchaser shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions (as defined in Section 10 below), other than Transfer Restrictions arising solely under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, and/or under similar state securities laws (the “Permitted Securities Law Restrictions”). Other than this Agreement, the Seller is not a party to any contract or agreement or understanding relating to the Transaction Shares or any rights relating thereto, including, without limitation, any agreement governing the sale, disposition, transfer or voting of the Transaction Shares or any rights attached thereto.

(d) No Adverse Proceedings. No proceedings relating to the Transaction Shares are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator or administrative or governmental body or authority that would adversely affect the Seller’s right to transfer the Transaction Shares to the Purchaser in accordance with the terms of this Agreement.

(e) Securities Documents. To the best of its knowledge, the Seller does not have knowledge (i) that since December 31, 2017 (the “Applicable Date”), there has been any failure by the Company to file any reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act (the reports and documents actually filed or furnished by the Company with the SEC since the Applicable Date, including any amendments thereto filed prior to the date hereof, the “Securities Documents”) or (ii) that any of the Securities Documents at the time of its filing with or being furnished to the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(f) Securities Laws Matters. The sale of the Transaction Shares pursuant to this Agreement will be made in accordance with the provisions and requirements of Regulation S under the Securities Act and applicable state or foreign law. The transactions contemplated by this Agreement (i) have not been pre-arranged with a purchaser who is in the United Sates or who is a U.S. Person within the meaning of Regulation S under the Securities Act; and (ii) are not part of a plan or scheme to evade the registration provisions of the Securities Act. None of the Seller, any affiliate of the Seller, or any person acting on behalf of the Seller or any such affiliate has engaged, or will engage, in any directed selling efforts within the meaning of Rule 902 of Regulation S under the Securities Act with respect to the Transaction Shares or any distribution with respect to the Transaction Shares.

Section 3. Representations and Warranties of the Purchaser. The Purchaser hereby, represents and warrants to the Seller, as of the date hereof and as of the Settlement Date the following:

(a) Capacity; Due Authorization and Execution; Enforceability. The Purchaser has been duly formed and is validly existing as a business company in good standing under the laws of the British Virgin Islands. The Purchaser has the power and capacity to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of the Purchaser has been duly and validly authorized and empowered to do so and has the authority to bind the Purchaser and to effectuate the transactions contemplated by this Agreement.

(b) No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and consummation by the Purchaser of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Purchaser, (ii) violate any provision of any law, rule or regulation which is applicable to the Purchaser, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of the Purchaser or (iv) violate or result in a default under any material contract to which the Purchaser or any of the Purchaser’s assets or properties are bound. No consent or approval of, or filing by the Purchaser with, any governmental authority or other Person not a party hereto is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the Transaction by the Purchaser.

(c) Permitted Securities Law Restrictions. The Purchaser acknowledges that upon its purchase of the Transaction Shares, the Transaction Share shall be subject to the Permitted Securities Law Restrictions. The Purchaser understands that the Transaction Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) within the meaning of Rule 902 of Regulation S under the Securities Act within 40 days following the date the Transaction Shares are sold to it by the Seller unless the Transaction Shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available, and that the Transaction Shares shall bear a restrictive legend (and a stop-transfer order may be placed against transfer of such Transaction Shares) to that effect.

(d) Non-U.S. Person. The Purchaser is acquiring the Transaction Shares in an offshore transaction in reliance on Regulation S. The Purchaser is not a U.S. Person within the meaning of Rule 902 of Regulation S under the Securities Act and is purchasing the Transaction Shares for its own account and not for the account or on behalf of any U.S. Person.

(e) Restrictions on Sale. The Purchaser (A) agrees that it will not offer, sell, assign or otherwise transfer any of the Transaction Shares (i) in the absence of (1) an effective registration statement for the Transaction Shares under the Securities Act and applicable state securities laws, (2) in an offshore transaction meeting the requirements of Regulation S or (3) an opinion of counsel, in a generally acceptable form, that registration is not required under the Securities Act and applicable state securities laws or (ii) unless sold pursuant to Rule 144 under the Securities Act; provided, however, in each case, the Transaction Shares may not be offered or sold within the United States or to any U.S. Person (as defined in Regulation S) within 40 days following the date the Transaction Shares are sold to the Purchaser by the Seller, and (B) agrees that it will give to each person to whom such Transaction Shares transferred (other than a transfer pursuant to clause (A)(i)(1) or (A)(ii)) a notice substantially to the effect of this clause.

(f) No Intention to Sell. The Purchaser is not acquiring the Transaction Shares with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Transaction Shares. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Transaction Shares.

(g) No Hedging Activities. The Purchaser has not engaged in any hedging activities relating to the Company’s securities in anticipation of the Transaction.

(h) Execution. The person executing this Agreement on behalf of the Purchaser was outside the United States at the time of such execution.

Section 4. Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Seller shall have complied with all of the Seller’s covenants and agreements contained in this Agreement to be performed by the Seller on or prior to the Settlement Date.

(c) The sale and purchase of the Transaction Shares shall have been completed.

Section 5. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to sell the Transaction Shares to the Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed by it on or prior to the Settlement Date.

(c) The Purchaser shall have executed and delivered to the Seller and the Company the letter agreement in the form attached hereto as Exhibit A.

Section 6. Settlement and Settlement Date.

(a) Delivery by the Seller. The closing and settlement of the Transaction shall take place a soon as practicable after the date hereof following the satisfaction or, to the extent permitted by law, waiver of all conditions set forth in Sections 4 and 5 hereof (other than such conditions as may, by their terms, only be satisfied at the Settlement Date), and is expected to occur on or about Settlement Date (the actual day of the closing and settlement, the “Settlement Date”). On the Settlement Date, subject to the provisions of Section 5 hereof, in exchange for and immediately prior to payment by the Purchaser of the Purchase Price, the Seller shall deliver to the Purchaser (i) evidence satisfactory to the Purchaser that the Company’s registered agent (the “Registered Agent”) has made the necessary and proper book-entry notations in the register of members of the Company to reflect the sale of the Transaction Shares effected hereby in the name of the Purchaser, (ii) copies of certificates representing the Transaction Shares purchased by the Purchaser hereunder, issued in the name of the Purchaser, and (iii) instrument of transfer duly signed by the Seller for transfer of the Transaction Shares to the Purchaser. The Transaction Shares delivered to the Purchaser pursuant to this Agreement shall be free and clear of all Encumbrances and Transfer Restrictions (other than the Permitted Securities Law Restrictions).

(b) Delivery by the Purchaser. Subject to the provisions of Section 4 hereof, immediately following receipt by the Purchaser of (i) the instrument of transfer and share certificates for the Transaction Shares and (ii) confirmation satisfactory to the Purchaser from the Registered Agent and the Company that the necessary and proper book-entry notations of the Transaction Shares in the register of members of the Company have been made in the name of the Purchaser, the Purchaser shall pay or cause to be paid the Purchase Price against such delivery of the Transaction Shares to the account designated by the Seller as set forth on Schedule I attached hereto.

Section 7. Taxes. The Seller and the Purchaser hereby acknowledge, covenant and agree that: (i) the Purchaser shall not have any obligation to pay, or withhold from the Purchase Price paid to the Seller for the Transaction Shares, any Tax (as defined in Section 10 below) of any nature that is required by applicable law or regulation to be paid by the Seller or any of its Affiliates (including affiliated investment funds) and their direct and indirect partners, members and shareholders (together with the Seller, the “Seller Group”) arising out of the transactions contemplated by this Agreement; (ii) the Seller agrees to pay any Tax of any nature required by applicable law or regulation to be paid by any member of the Seller Group arising out of the transactions contemplated by this Agreement; and (iii) the Seller agrees to make all filings and registrations with relevant Governmental Authorities (the “Tax Filings”) required by applicable law or regulation to be made by any member of the Seller Group in connection with the transactions contemplated by this Agreement. The Seller further agrees and covenants to make all Tax Filings required under the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises (Guoshuihan [2009] 698) issued by the PRC State Administration of Taxation on December 11, 2009 and any subsequent similar notices, rules, amendments or supplements (“Circular 698”).

Section 8. Indemnification. The Seller (the “Indemnifying Party”) shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) from and against any Losses such Indemnified Party incurs or suffers arising out of (i) any breach of any representation and warranty set forth in Section 2, or (ii) any breach of any covenant (including any breach of the covenants in Section 7), waiver or agreement of the Indemnifying Party set forth in this Agreement, and (iii) any Claim made, asserted or threatened by any Governmental Authority against any Indemnified Party seeking, asserting or declaring that such Indemnified Party is obligated to pay, or withhold from the Purchase Price paid to the Seller for the Transaction Shares, any Tax payable by any member of the Seller Group, including any related penalty and late-payment surcharge resulting from non-payment of such Tax payable by any member of the Seller Group, of any nature arising out of the transactions contemplated by this Agreement.

Section 9. Fees and Expenses. Any fees and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid and borne by the party that incurred such fee or expense unless otherwise expressly provided in this Agreement or as otherwise agreed by the parties in writing.

Section 10. Certain Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

“Claim” means any and all claims arising out of any breach of any covenant, agreement, representation, warranty or any administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Encumbrance” means: (a) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction; (b) any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to indebtedness and which has the same commercial effect as if security had been created over it; and (c) any right of set-off, whether created by agreement or by operation of law.

“Governmental Authority” means (a) the government of any jurisdiction (or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned (in whole or in part) or controlled thereby; (b) any public international organization or supranational body (including without limitation the People’s Republic of China) and its institutions, departments, agencies and instrumentalities; and (c) any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

“Losses” means any and all liabilities, losses, damages, claims, judgments, penalties, fines, amounts paid in settlement, interest, awards, costs and expenses (including without limitation attorneys’ fees and consultants’ fees and expenses).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Tax” means all forms of taxation and statutory, governmental, supra-governmental, federal, provincial, state, local governmental or municipal impositions, duties, contributions and levies by whatever name called (including, without limitation, income tax, value-added tax, business tax, deed tax, customs and other import duties, capital duty, stamp duty, fees payable on any increase in the authorized or issued share capital of a company or on the allotment of any shares in a company, and all taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, personal property) and any interest on any such amounts and any penalties, fines, delinquent fees or charges imposed in relation to such amounts.

“Transaction” means the sale by the Seller to the Purchaser, and the purchase by the Purchaser from the Seller, of the Transaction Shares.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 11. Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral. This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 12. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 13. Dispute Resolution.

(i) Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 13 shall prevail.

(ii) The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong.

(iii) The number of arbitrators shall be one (1) and shall be selected in accordance with HKIAC Administered Arbitration Rules. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(iv) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

Section 14. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent by electronic mail or fax (upon confirmation of receipt). All notices shall be addressed to the parties as follows:

If to the Seller:

Renwen Holdings Limited

Address: 江苏省南京市雨花台区小行路52号柏悦澜庭7幢101

Attention: 蔡任鲜

Email: 1065547735@qq.com

Tel: +86 15195989393

If to Company:

China Distance Education Holdings Limited

Address: 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, 100083

Attention: ZHU Zhengdong

Email: bsec@cdeledu.com

Tel: +86-10-8231-9999

Fax: +86-10-8233-7887

If to the Purchaser:

Champion Shine Trading Limited

Address: 18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing, 100083

Attention: ZHU Zhengdong

Email: bsec@cdeledu.com

Tel: +86-10-8231-9999

Fax: +86-10-8233-7887

Section 15. Assignment; Binding Effect. Except as expressly provided in this Section 15, no party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party to this Agreement. Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio. Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 16. Further Assurances. In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto or by the Registered Agent or the Company and/or the depositary in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby. The forgoing shall include such cooperation and actions of the Seller reasonably requested by the Purchaser, whether prior to or following the Settlement Date, to the extent required by the Registered Agent or the Company and/or the depositary to effect a transfer of the Transaction Shares.

Section 17. Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 18. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 19. No Strict Construction. This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Agreement shall not be construed more strictly against one party than against the other party.

Section 20. Headings and Captions. Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 21. United States Dollars. All payments pursuant to this Agreement shall be made in United States dollars.

Section 22. Public Announcements. Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its Affiliates) or files or discloses this Agreement or any of the terms hereof, provided, however, that a party may disclose such information if required by applicable law, regulation, stock exchange rules or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided, further, that in such event the disclosing party shall, except to the extent advanced notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other party together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to reasonably comment on such portions of the disclosure and incorporate such comments to such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

RENWEN HOLDINGS LIMITED

By:	/s/ CAI Renxian
Name: CAI Renxian
Title: Authorized Signatory

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PURCHASER:

CHAMPION SHINE TRADING LIMITED

By:	/s/ Zhu Zhengdong
Name: Zhu Zhengdong
Title: Director

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Schedule I

Seller’s Account Details

Seller: Renwen Holdings Limited

Receiving Institution:	The Hongkong and Shanghai Banking Corporation Limited

Account Name at Receiving Institution:	Renwen Holdings Limited

Seller’s Account Number at Receiving Institution:	015831225838

Swift Code:	HSBCHKHHHKH

Address:	No. 1 Queen’s Road Central Hong Kong

Reference:

Exhibit A

August 18, 2018

Renwen Holdings Limited

Palm Grove House P.O. Box 438, Road Town, Tortola, British Virgin Islands

Ladies and Gentlemen:

This letter is furnished to you in connection with the Share Purchase Agreement (the “Agreement”), dated as of August 18, 2018, by and among you, Renwen Holdings Limited (the “Seller”) and Champion Shine Trading Limited (the “Purchaser”), relating to the sale of ordinary shares of China Distance Education Holdings Limited, a Cayman Islands company (the “Company”), par value $0.0001 per share (the “Shares”).

You hereby acknowledge that the Purchaser and/or the Company (including members of Company management) may be in possession of material, nonpublic information regarding the Company, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans, prospects and other information relating to the Company, including potential proposals for recapitalizations, reorganizations, mergers, acquisitions, liquidation or other offers respecting securities of, for or by the Company (collectively, the “Information”), and that such information may be material to a decision to sell or purchase securities of the Company. You acknowledge that certain matters comprising the Information may or may not materialize and also acknowledge and agree that neither the Company nor the Purchaser has any obligation to disclose any Information to you. You further acknowledge that you have reviewed the Company’s reports filed or furnished with the U.S. Securities and Exchange Commission (“SEC”), and that you have conducted your own investigation, to the extent that you have determined necessary or desirable regarding the Information and the Company, and that you have determined to enter into and complete the transaction contemplated by the Agreement based on such investigation, notwithstanding your potential lack of knowledge of all Information, and not in reliance on any representation or investigation made by, or Information known by, the Purchaser or the Company. Further, you irrevocably release, discharge, waive and dismiss against the Company and the Purchaser any and all claims, rights, remedies, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, losses, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured that they now or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, fraud or deceit, breach of fiduciary duty, negligence or otherwise), if any, against Company and the Purchaser or any of their officers, directors, members, shareholders, partners, agents or employees with respect to the Information or non-disclosure of the Information. You understand that you are making the foregoing acknowledgements and agreements on your and your affiliates’ behalf and that the Company and the Purchaser are relying on this letter in engaging in the sale of the Shares, and would not engage in such sale of the Shares in the absence of this letter and the acknowledgements and agreements contained herein.

[Signature page follows]

Very truly yours,

China Distance Education Holdings Limited

By	/s/ Zhu Zhengdong
Name: Zhu Zhengdong
Title: Director

Champion Shine Trading Limited

By	/s/ Zhu Zhengdong
Name: Zhu Zhengdong
Title: Director

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AGREED TO AND ACKNOWLEDGED:

Renwen Holdings Limited

By:	/s/ CAI Renxian
Name: CAI Renxian
Title: Authorized Signatory

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